EX-99.2

Versartis Presents Confirmatory 18-Month Data from Ongoing Somavaratan Extension Study at Late-Breaker Session at ESPE Annual Meeting

Data from Ongoing Pediatric Extension Study Confirms Dose Used in VELOCITY Phase 3 Trial Provides Stable Second Year Growth Rates and Similar Safety Profile to Daily Treatment

Menlo Park, Calif., October 1, 2015 -- Versartis, Inc. (NASDAQ:VSAR), an endocrine-focused biopharmaceutical company that is developing somavaratan (VRS-317), a novel, long-acting form of recombinant human growth hormone (rhGH) for growth hormone deficiency (GHD), today released confirmatory data from its ongoing Extension Study of somavaratan in pre-pubertal GHD children at the 54th Annual Meeting of the European Society for Paediatric Endocrinology (ESPE) in Barcelona, Spain. These data were previously disclosed in the poster abstract (see press release), and today is the first time the results are being shared as a poster presentation. George Bright, MD, Versartis Vice President of Clinical Development, will discuss the results at the Growth Hormone and IGF Treatment poster session (poster LBP-1267) from 1:30-2:30 PM Barcelona Time (CEST) on Saturday, October 3.

Jay Shepard, Chief Executive Officer, commented, “Data presented at the ESPE conference provide further validation of the 3.5 mg/kg dose of somavaratan that we are currently using in our VELOCITY Phase 3 trial for pediatric growth hormone deficient patients. As we have demonstrated in previous trials and continue to show with these recent data, somavaratan is a long-acting treatment for GHD that may provide a safe and effective alternative to the daily injections that are the current standard of care. We continue to collect data from our ongoing global studies to support filing for approval in targeted markets and potential commercialization of somavaratan worldwide.”

Highlights from Poster Presentation

o	Increasing the twice-monthly dose of somavaratan from 2.5 mg/kg to 3.5 mg/kg increased mean peak IGF-I SDS from −0.30 ± 1.2 to 0.32 ± 1.6.
o	Mean height velocity (HV) was 7.9 ± 2.1 and 8.5 ± 2.1 cm/year for 5 mg/kg monthly and 2.5 mg/kg twice-monthly dosing after 12 months, respectively.
o	Upon switching to the 3.5 mg/kg twice-monthly dose the mean (annualized) 12-18 month HV was 8.1 ± 2.4 and 8.3 ± 1.8 cm/year for each dose group respectively.
o

The Extension Study continued to show that somavaratan is well tolerated and that the safety profile at the 3.5 mg/kg Phase 3 dose is comparable to daily growth hormone therapy. More specifically, the number of adverse events declined over the 12 to 18-month period of therapy and there were no unexpected or serious adverse events. The few events noted were mild and transient.

As part of its ongoing pediatric Extension Study, the Company evaluated whether an increase in twice-monthly dosing of somavaratan from 2.5 mg/kg to 3.5 mg/kg would offset the decrease in height velocity in patients during the second year of rhGH treatment, which is commonly seen with daily rhGH therapy. The analysis consisted of 56 subjects who completed 18 months of treatment in the Extension Study. Results from the analysis showed that an increase in the twice-monthly dose from 2.5 mg/kg to 3.5 mg/kg increased mean peak IGF-I SDS from −0.30 ±

1.2 to 0.32 ± 1.6 (paired t-test, P=0.007). The number of peak IGF-I SDS results greater than 2.0 for all subjects receiving the 3.5 mg/kg twice-monthly dosing regimen was limited to three individual values. The increased dose demonstrated a stabilized height velocity consistent with the initial 12 months of treatment. The mean height velocity was 7.9 ± 2.1 and 8.5 ± 2.1 cm/year for 5 mg/kg monthly and 2.5 mg/kg twice-monthly dosing, respectively, compared with 8.1 ± 2.4 and 8.3 ± 1.8 cm/year (annualized), respectively, after 18 months (3.5 mg/kg twice-monthly). In addition, adverse events (AE) continued to be mild and transient in nature at the 3.5 mg/kg dose. There were no new or unexpected AE occurrences and injection site discomfort decreased with time on treatment, with only four subjects reporting discomfort after 18 months.

Poster and Program Details:

Title:	“Safety and Efficacy of Long-Acting Growth Hormone Somavaratan (VRS-317) in Children with GHD: Effects of Dose Change in the Second Treatment Year”

Session:GH & IGF Treatment

Poster:LBP-1267

Location:Fira Barcelona Gran Via venue, Hall 8

Dates:	Poster available for viewing Thursday, Oct. 1

Poster Presentation: Oct. 3, 1:30-2:30PM Barcelona Time (CEST)

The poster can be viewed by CLICKING HERE and the abstract can be viewed by CLICKING HERE. Both the poster and abstract are also available online within the "EVENTS AND PRESENTATIONS" section of the Company's investor relations website at www.versartis.com.

About Versartis, Inc.

Versartis, Inc. is an endocrine-focused biopharmaceutical company initially developing somavaratan (VRS-317), a novel, long-acting form of recombinant human growth hormone for the treatment of growth hormone deficiency (GHD). Somavaratan is intended to reduce the burden of daily injection therapy by requiring significantly fewer injections, potentially improving compliance and, therefore, treatment outcomes. The Company completed the Phase 2a stage of a Phase 1b/2a trial evaluating weekly, twice-monthly and monthly dosing regimens of somavaratan in children with GHD in June 2014 and initiated a global Phase 3 registration trial, VELOCITY, in GHD children in January 2015. In addition, the Company initiated a Phase 2/3 trial in Japan for children with GHD in April 2015 and a Phase 2 trial, VITAL, evaluating monthly dosing for adults with GHD in September 2015. Additional information on Versartis clinical trials can be found at www.versartistrials.com. Further information on Versartis can be found at www.versartis.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, plans and timing of our clinical trials and the potential for eventual regulatory approval of somavaratan. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: our success being heavily dependent on somavaratan; somavaratan being a new chemical entity; the risk that somavaratan may not have favorable results in clinical trials or receive regulatory approval; potential delays in our clinical trials due to regulatory requirements or difficulty identifying qualified investigators or enrolling patients; the risk that somavaratan may cause serious side effects or have properties that delay or prevent regulatory approval or limit its commercial potential; the risk that we may encounter difficulties in manufacturing somavaratan; if somavaratan is approved, risks associated with its market acceptance, including pricing and reimbursement; potential difficulties enforcing our intellectual property rights; our reliance on our license of intellectual property from Amunix Operating, Inc. and our need for additional funds to support our operations.  We discuss many of these risks in greater detail under the heading "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2014, and in our Quarterly Report on Form 10-Q for the three months ended June 30, 2015, which are on file with the Securities and Exchange Commission (SEC). Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contacts:

Corporate & Investors:

Joshua Brumm

Chief Financial Officer

(650) 963-8582

IR@versartis.com

Investors:

Nick Laudico/David Burke

The Ruth Group

(646) 536-7030/7009

nlaudico@theruthgroup.com

dburke@theruthgroup.com

Media:

Debra Bannister

Corporate Communications

(530) 676-7373

media@versartis.com

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